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                                                                    Exhibit 99.6

               [LETTERHEAD OF CIBC WORLD MARKETS CORP.]




The Special Committee of the Board of Directors rStar Corporation
300 Executive Parkway, Suite 150
San Ramon, California 94583

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Special Committee of the Board of Directors of rStar Corporation ("rStar") as Annex B to, and to the reference thereto under the captions "SUMMARY - Opinion of CIBC World Markets Corp." and "OPINION OF CIBC WORLD MARKETS CORP." in, the Offer to Exchange/Prospectus of rStar and Gilat Satellite Networks Ltd. ("Gilat") relating to the proposed exchange offer involving rStar and Gilat. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                                    /s/ CIBC World Markets Corp.
                                                    ----------------------------
                                                    CIBC WORLD MARKETS CORP.




New York, New York
February 14, 2002